Exhibit 99.3
Execution Version
AMENDED AND RESTATED ROFR AGREEMENT
This Amended and Restated ROFR Agreement (the “Agreement”), dated as of January 22, 2021, is entered into by and among certain beneficial holders of the Convertible Notes (as defined below) and/or the investment managers, advisors or sub-advisors of certain beneficial holders of the Convertible Notes (each, a “Convertible Noteholder” and, collectively, the “Convertible Noteholders”) that are identified on the signature pages hereto (collectively, the “Initial Noteholder Parties”) or that become a party to this Agreement after the Effective Date (as defined below) (such parties, the “Additional Noteholder Parties”) by executing and delivering a joinder agreement (a form of which is annexed hereto as Exhibit A, (the “Joinder Agreement”)) (the Initial Noteholder Parties and the Additional Noteholder Parties each, together with each of their respective successors, permitted assigns and affiliates, a “Noteholder Party” and collectively, the “Noteholder Parties”).
RECITALS

WHEREAS, Intelsat S.A. (“S.A.”) issued 4.5% Convertible Senior Notes due 2025 (the “Convertible Notes”) pursuant to that certain Indenture dated as of June 18, 2018 (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Convertible Notes Indenture”), among S.A., as issuer, the guarantors from time to time party thereto and BOKF, N.A, as successor trustee, collateral agent, registrar and paying agent thereunder;
WHEREAS, on or about April 14, 2020, S.A. and each of its direct and indirect subsidiaries (collectively, the “Company”) commenced voluntary chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Eastern District of Virginia;
WHEREAS, an ad hoc group of Convertible Noteholders (the “Ad Hoc Group”) formed and retained, among others, Stroock & Stroock & Lavan LLP (“Stroock”) as its counsel in connection with the Company’s Chapter 11 Cases;
WHEREAS, on January 13, 2021, the Initial Noteholder Parties entered into that certain ROFR Agreement (the “ROFR Agreement”);
WHEREAS, the Initial Noteholder Parties desire to amend and restate the ROFR Agreement pursuant to the terms of, and by executing and delivering, this Agreement; and
WHEREAS, each Noteholder Party is prepared to refrain from selling, transferring, exchanging, assigning or otherwise disposing of any of the Convertible Notes held by such Noteholder Party except as expressly permitted herein.
NOW THEREFORE, in consideration of the foregoing recitals, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Noteholder Parties, intending to be legally bound, agree as follows:

Section 1.	Transfers of Convertible Notes.
(a) From the Effective Date until the occurrence of a Termination Event (as defined below) or until the date such Noteholder Party otherwise ceases to be a Noteholder Party in accordance with the express terms of this Agreement, each Noteholder Party agrees that it shall not sell, loan, assign, transfer, hypothecate, exchange, tender, hold out for borrow or otherwise dispose of (including by participation), directly or indirectly, in whole or in part, its right, title or interest in any of its Convertible Notes to any other person or entity, or grant any proxies, deposit any of its Convertible Notes into a voting trust, or enter into a voting agreement with respect to any such Convertible Notes (each such act, a “Transfer”), unless (x) the Transfer is to an Affiliate or Related Fund (each as defined below) of the transferor Noteholder Party and such Affiliate or Related Fund agrees to be subject to the terms of this Agreement, or (y) prior to such Transfer, (A) the transferor Noteholder Party delivers a written notice (which may be by email) (a “ROFR Notice”) to Stroock and to each other Noteholder Party, which written notice shall include a description of the material terms and conditions of the proposed Transfer, including the principal amount of Convertible Notes to be transferred and the purchase price (the “ROFR Terms”) and (B) the transferor Noteholder Party provides each other Noteholder Party, for a period of at least two (2) business days after the delivery of the ROFR Notice (the “ROFR Period”), the right to purchase the Convertible Notes proposed to be transferred in the ROFR Notice from the transferor Noteholder Party on the ROFR Terms (the “ROFR Right”), which ROFR Right may be exercised by any Noteholder Party (at its sole discretion) by (i) delivering, prior to the expiration of the ROFR Period, a written notice (which may be by email) to Stroock and to the transferor Noteholder Party of its election to exercise its ROFR Right, and (ii) executing the purchase within five (5) business days thereafter.  In the event any Noteholder Party fails to exercise its ROFR Right with respect to a ROFR Notice within the ROFR Period, such Noteholder Party shall be deemed to have waived its ROFR Right with respect to such Transfer.
In the event that more than one Noteholder Party elects to exercise the ROFR Right, then, unless otherwise agreed to in writing (which may be by email) among the electing Noteholder Parties, the purchase rights will be allocated ratably by reference to the outstanding principal amount of Convertible Notes then held by each electing Noteholder Party as compared to the aggregate outstanding principal amount of Convertible Notes then held by all electing Noteholder Parties.
(b) For the purposes of this Agreement, (A) “Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person; (B) “Related Fund” means, with respect to any person, any fund, account or investment vehicle that is controlled or managed by (1) such person, (2) an Affiliate of such person or (3) the same investment manager, advisor or subadvisor as such person or an Affiliate of such investment manager, advisor or subadvisor.
 (c) Any Transfer of any Convertible Notes that does not comply with the terms and procedures procedure set forth herein shall be deemed void ab initio, and each other Noteholder Party shall have the right to enforce the voiding of such Transfer.

Section 2.	Further Acquisition of Convertible Notes.
This Agreement shall in no way be construed to preclude any Noteholder Party from acquiring on its or its Affiliates’, Related Funds’ or clients’ behalf additional Convertible Notes; provided, however, that any such additional Convertible Notes so acquired shall automatically be subject to the terms of this Agreement; provided, further, that any such Noteholder Parties shall provide written notice of such acquisition of additional Convertible Notes to Stroock within two (2) business days of such acquisition.
Section 3.	Effectiveness.
This Agreement shall become effective (x) as to the Initial Noteholder Parties on such date that holders of at least 34% of the outstanding principal amount of the Convertible Notes execute this Agreement and (y) as to an Additional Noteholder Party upon the execution and delivery of a Joinder Agreement by such Additional Noteholder Party (the “Effective Date”).
Section 4.	Termination of the Parties’ Obligations.
(a) Any Noteholder Party that is not then in material breach of this Agreement (the “Terminating Noteholder”) may terminate its obligations under this Agreement by giving written notice to each other Noteholder Party and to Stroock representing and certifying that it no longer beneficially owns or has investment authority or discretion over any Convertible Notes as a result of a transfer or series of transfers in compliance with Section 1 of this Agreement.  Effective as of the date such notice is issued, the Terminating Noteholder’s obligations under the Agreement shall terminate (the “Noteholder Termination Date”) and shall be of no further force and effect and the Terminating Noteholder shall not have any continuing liability or obligation to any other Noteholder Party; provided, however, that nothing contained herein shall relieve the Terminating Noteholder from liability for its breach or non-performance of its obligations hereunder prior to the Noteholder Termination Date.
(b) This Agreement shall automatically terminate as to all Noteholder Parties upon the earliest to occur of the following events (any such event, a “Termination Event”):
(1) the entry into a written agreement terminating this Agreement by Noteholder Parties holding, in the aggregate, at least 80% of the outstanding principal amount of Convertible Notes held by all Noteholder Parties as of the date of such termination; or
(2) 11:59 p.m. New York Time on the date that is one (1) day after the occurrence of the effective date of a plan of reorganization of S.A. that is confirmed in in the Chapter 11 Cases.
Section 5.	Effects of Termination.
Upon the occurrence of a Termination Event, this Agreement shall automatically terminate and shall be of no further force and effect and no Noteholder Party shall have any continuing liability or obligation to any other Noteholder Party; provided, however, that no termination shall relieve any Noteholder Party from liability for its breach or non-performance of its obligations hereunder prior to the Noteholder Termination Date or the date of a Termination Event.

Section 6.	Representations and Warranties.
Each Noteholder Party (severally and not jointly) represents, covenants and warrants to each other Noteholder Party, only as to itself and not as to each of the other Noteholder Parties, that the following statements are true and correct as of the date hereof with respect to such Noteholder Party:
(a) Holdings.  Each Noteholder Party is the legal or beneficial holder of and/or the investment advisor or manager for the legal or beneficial holder (with the power to vote and dispose of the Convertible Notes, as applicable, on behalf of such beneficial holder) of the Convertible Notes identified on its signature page hereto.  Holdings reported by each Noteholder Party upon execution of this Agreement shall include amounts with respect to any unsettled trades, which amounts shall be subject to this Agreement, subject to the closing of such trades.  To the extent there has been a change in the principal amount of Convertible Notes legally or beneficially owned or controlled by any Noteholder Party in accordance with the terms of this Agreement, such Noteholder Party agrees to deliver to Stroock a written notice (which written notice may be delivered by email) reflecting the changed amounts beneficially owned or controlled by such Noteholder Party within two (2) business days of such transaction.
(b) Power, Authority and Authorization.  Each Noteholder Party has the requisite power and corporate, limited liability company, limited partnership or similar authority to enter into this Agreement and perform all of such Noteholder Party’s obligations under this Agreement, and the execution, delivery and performance of this Agreement by such Noteholder Party has been duly authorized by all necessary corporate, limited liability company, limited partnership or similar action on the part of such Noteholder Party, and the person executing this Agreement on behalf of such Noteholder Party is duly authorized to do so.
(c) No Conflicts.  The execution, delivery and performance of this Agreement by such Noteholder Party does not and shall not (i) violate any provision of law, rule or regulation applicable to it or its organizational documents or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it is a party or under its organizational documents.
(d) Binding Obligation.  This Agreement is a legally valid and binding obligation of such Noteholder Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
(e) No Side Agreements.  There are no undisclosed agreements or commitments between or among such Noteholder Party or any other person or entity regarding matters subject to the terms of this Agreement that are inconsistent with the terms of this Agreement.

Section 7.	Reservation of Rights.
Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Noteholder Party to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Company.  If this Agreement is terminated for any reason, the Noteholder Parties reserve any and all rights.  Nothing contained herein shall be construed as or be deemed to be evidence of an admission of any kind on the part of any Noteholder Party.  Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the Agreement’s terms.
Section 8.	Amendments and Waivers.
This Agreement may not be modified, amended or supplemented, except in a writing signed by Noteholder Parties holding, in the aggregate, at least 80% of the outstanding principal amount of Convertible Notes held by all of the Noteholder Parties as the date of such modification, amendment or supplement; provided, however, that neither this clause nor the preceding clause of this Section 8 may be modified, amended or supplemented, except in a writing signed by each Noteholder Party; provided, further, that if the proposed modification, amendment, or supplement, has a material, disproportionate, and adverse effect on any Noteholder Party, then the consent of each such affected Noteholder Party shall also be required to effectuate such modification, amendment, or supplement.
Section 9.	Successors and Assigns.
This Agreement is intended to bind and inure to the benefit of the Noteholder Parties and their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section shall be deemed to permit Transfers other than in accordance with Section 1 of this Agreement.
Section 10.	No Third Party Beneficiaries; Relationship Among Parties.
Unless expressly stated herein, this Agreement shall be solely for the benefit of the Noteholder Parties and no other person or entity shall be a third-party beneficiary hereof.  No Noteholder Party shall have any responsibility for any trading by any other entity by virtue of this Agreement.  No prior history, pattern, or practice of sharing confidences among or between the Noteholder Parties shall in any way affect or negate this understanding and agreement.  The Noteholder Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity interests of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.  No Noteholder Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Noteholder Party, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Noteholder Party any obligations in respect of this Agreement except as expressly set forth herein.

Nothing contained herein shall be construed as an offer or acceptance with respect to any securities or a solicitation of acceptances of a chapter 11 plan within the meaning of section 1125 of Title 11 of the United States Code.
Section 11.	Specific Performance.
It is understood and agreed by each Noteholder Party that money damages would not be a sufficient remedy for any breach of this Agreement by any Noteholder Party and each non-breaching Noteholder Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy.  Each Noteholder Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.
Section 12.	Notices.
All written notices given hereunder or contemplated hereby may be given by email, as follows: (i) if addressed to any Noteholder Party, to the email address on the signature page of such Noteholder Party to this Agreement; and (ii) if addressed to Stroock, by email to Kristopher M. Hansen, Esq. at khansen@stroock.com, Daniel A. Fliman, Esq. at dliman@stroock.com, Sayan Bhattacharyya, Esq. at sbhattacharyya@stroock.com, and Isaac S. Sasson, Esq. at isasson@stroock.com.
Section 13.	Representation by Counsel.
Each Noteholder Party acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement.  Accordingly, any rule of law or any legal decision that would provide any Noteholder Party with a defense to the enforcement of the terms of this Agreement against such Noteholder Party based upon lack of legal counsel shall have no application and is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Noteholder Parties.  None of the Noteholder Parties shall have any term or provision construed against such Noteholder Party solely by reason of such Noteholder Party having drafted the same.
Section 14.	Severability.
If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof or this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Noteholder Party.  Upon any such determination of invalidity, the Noteholder Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Noteholder Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 15.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.  BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH NOTEHOLDER PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH NOTEHOLDER PARTY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING, AND WAIVES ANY OBJECTION IT MAY HAVE TO VENUE OR THE CONVENIENCE OF THE FORUM.  EACH NOTEHOLDER PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 16.	Survival.
Notwithstanding the termination of this Agreement pursuant to Sections 4 and 5 hereof, the agreements and obligations of the Noteholder Parties in this Section 16 and Sections 5, 6, 10, 11, 12, 14, 15, and 17 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.
Section 17.	Miscellaneous.
(a) Each Noteholder Party understands and agrees that each other Noteholder Party will rely upon such Noteholder Party’s representations, covenants and warranties set forth in this Agreement;
(b) The captions used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement;
(c) This Agreement constitutes the entire agreement between the Noteholder Parties and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the Noteholder Parties, whether oral, written or implied, as to the subject matter hereof.
(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument;

(e) Counterparts of this Agreement delivered to other Noteholder Parties shall be delivered with the individual holdings information reflected on the signature pages hereto redacted; and
(f) This Agreement may be executed and delivered by electronic or original signature, and an executed Portable Document Format (.pdf) copy transmitted by email shall be treated as an original.
[Signature Pages Following on Next Page]

IN WITNESS WHEREOF, the Noteholder Parties have executed this Agreement as of the date first above written.

Amounts beneficially owned or controlled by the Noteholder Party:

Convertible Notes:	$108,427,000.00

Name of Noteholder Party:		Cyrus Capital Partners, L.P., in its capacity as investment manager to and on behalf of its managed funds and accounts that are Noteholder Parties

Signature of or on behalf of Noteholder Party:

Signature:		______[••••]__________________________

Name of Signing Person:		______[••••]__________________________

Title of Signing Person:		______[••••]__________________________

Email Address:		______[••••]__________________________

Date:		January 22, 2021

IN WITNESS WHEREOF, the Noteholder Parties have executed this Agreement as of the date first above written.

Amounts beneficially owned or controlled by the Noteholder Party:

Convertible Notes:	$28,608,000.00

Name of Noteholder Party:		Discovery Global Opportunity Master Fund, Ltd.

Signature of or on behalf of Noteholder Party:

Signature:		______[••••]__________________________

Name of Signing Person:		______[••••]__________________________

Title of Signing Person:		______[••••]__________________________

Email Address:		______[••••]__________________________

Date:		January 22, 2021

Exhibit A
Form of Joinder Agreement

Joinder Agreement to ROFR Agreement
The undersigned hereby acknowledges that it has reviewed and understands the Amended and Restated ROFR Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) dated as of January 22, 2021, by and by and among certain beneficial holders of the Convertible Notes and/or the investment managers, advisors or sub-advisors of certain beneficial holders of the Convertible Notes identified on the signature pages thereto, and agrees to be bound as a Noteholder Party to the terms and conditions thereof binding on the Noteholder Parties with respect to all Convertible Notes held by the undersigned.1
The undersigned hereby makes the representations and warranties of the Noteholders Parties set forth in Section 6 of the Agreement to each other Noteholder Party, effective as of the date hereof.
This joinder agreement shall be governed by the governing law set forth in the Agreement.
IN WITNESS WHEREOF, the Noteholder Parties have executed this joinder as of the date written below.

Amounts beneficially owned or controlled by the Noteholder Party:

Convertible Notes:	$_______________________________

Name of Noteholder Party:		________________________________

Signature of or on behalf of Noteholder Party:

Signature:		________________________________

Name of Signing Person:		________________________________

Title of Signing Person:		________________________________

Email Address:		________________________________
Date:		________________________________

1 Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.